Exhibit d (xvii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                                    EXHIBIT B
                                     to the
                          Investment Advisory Contract

                        Federated Absolute Advantage Fund

         For all services rendered by Adviser hereunder, the above-named Fund of the Federated Equity Funds shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.25% of the average daily net assets of the Fund.

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.25 of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Witness the due execution hereof this 1st day of September, 2005.

                          FEDERATED EQUITY FUNDS

                          By:  /s/ J. Christopher Donahue
                          Name: J. Christopher Donahue
                          Title:  President

                          FEDERATED EQUITY MANAGEMENT
                          COMPANY OF PENNSYLVANIA

                          By:  /s/ Keith M. Schappert
                          Name:  Keith M. Schappert
                          Title:  President/CEO